EXHIBIT 10.82


                              EMPLOYMENT AGREEMENT

         This AGREEMENT is made effective as of July 1, 1997 (the "Effective Date"), by and between INTEGRATED HEALTH SERVICES, INC., a Delaware corporation (hereinafter referred to as the "Company"), and C. TAYLOR PICKETT (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to employ Executive and to ensure the continued services of Executive for the Term (as hereinafter defined), and Executive desires to be employed by the Company for such Term, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premise and the mutual agreements herein contained, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE

                             EMPLOYMENT RELATIONSHIP

        1.1 Employment. The Company hereby employs Executive in the position of Executive Vice President of the Company, and for all of its wholly owned subsidiaries and those subsidiaries over which the Company or its subsidiaries exert management control, with such responsibilities as may be assigned to Executive from time to time by the Company's Chief Executive Officer and/or President. Executive shall report to and be responsible to the Chief Executive Officer and/or President of the Company as of the Effective Date of this Agreement for the period hereinafter set forth, and the Executive hereby accepts such employment.

         During the Term, the Executive agrees to devote all such working time as is reasonably required for the discharge of his duties hereunder and to perform such services faithfully and to the best of his ability. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from (a) engaging in charitable and community affairs, so long as they are consistent with his duties and responsibilities under this Agreement, (b) managing his personal investments, and (c) serving on or advising the boards of directors of other companies.

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        1.2 Term.  Unless sooner  terminated  pursuant to Article III below, the term of this Agreement (the "Term") shall commence on the Effective Date, and be in effect for three (3) years; provided, however, that on each January 1st after the date of this Agreement (an "Anniversary Date"), the then current term of this Agreement automatically shall be extended by an additional period of twelve
(12) months, so that, as of each Anniversary Date, this Agreement shall have an unexpired Term of three (3) years. Notwithstanding the foregoing, either party hereto may elect not to so extend this Agreement by giving written notice of his or its election to the other party hereto at least one hundred twenty (120) days prior to any Anniversary Date. In the event the Company elects not to renew this Agreement with appropriate notice as provided herein, the Company may buy out the remaining term of the Agreement through the payment of severance to Executive as provided in Section 3.4.

                                     ARTICLE

                                  COMPENSATION

        2.1 Salary. The Executive shall receive a base salary at an initial rate of Three Hundred Ten Thousand Dollars ($310,000) per year (the "Salary"), payable in substantially equal installments in accordance with the pay policy established by the Company from time to time, but not less frequently than monthly. On each Anniversary Date, the Salary shall be increased or decreased (but not below Three Hundred Ten Thousand Dollars ($310,000)) by a percentage which is equal to the percentage increase or decrease, as applicable, in the "Consumer Price Index for All Urban Consumers" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended twelve (12) month period as of the date of such adjustment, and increased by such additional amounts as may be determined at the discretion of the Chief Executive Officer or President. Once adjusted, such adjusted amount shall constitute Salary for purposes of this Agreement.


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        2.2  Bonuses.  If the  Company's  earnings per share equal or exceed the earnings goals set by the Board (the "Target"), then no more than ten (10) days following the date the Company publicly announces its earnings, the Company shall pay Executive a discretionary bonus ("Bonus") based on Executive's performance, benefit to the Company at large, and the extent to which the Company equals or exceeds the Target. Such Bonus shall be discretionary except that if the Company's earnings per share equal or exceed the Target then Executive shall receive a bonus of not less than fifty percent (50%) of his Salary.


        2.3 Executive Benefits and Perquisites. During the Term, the Company shall provide and/or pay for employee benefits and perquisites that are, in the aggregate, no less favorable than the employee benefits and perquisites that Executive enjoys as of the Effective Date, as increased from time to time, including, without limitation:


        (a) comprehensive individual health insurance, including dependent coverage;

        (b) life insurance coverage in the amount of One Million Dollars ($1,000,000) any proceeds of which shall be payable to Executive's designated beneficiary or his estate;

        (c) four (4) weeks paid vacation annually;

        (d) disability insurance coverage in a monthly benefit amount equal to the sum of 100% of Executive's Salary plus "Bonus Amount" (as defined in Section 3.4(a));

        (e) one-time initiation fee(s) not to exceed $15,000 (if not used within the first 2 years of this Agreement, Executive may apply the $15,000 towards dues at a country club(s)), and the cost of dues, assessments and other charges for a full membership in one or more country club(s) of Executive's choice, in an amount not to exceed $15,000 per year;

        (f) an automobile allowance and automobile insurance coverage or, in the alternative a leased automobile, at least equal to the greater of (i) the largest down payment and monthly lease payment made by the Company within the previous three (3) years or (ii) the allowance and coverage that Executive receives as of the Effective Date, and as increased from time to time; and

        (g) participation in the Company's SERP(s).

                  Once increased, the level of benefits and perquisites shall not be decreased without Executive's consent. No amendment of any SERP that is adverse to Executive shall be effective as


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

to Executive without his prior written consent (or, if he is no longer living, the consent of his beneficiary (or beneficiaries) designated in accordance with the Trust Agreement(s) (as defined in the SERP(s)). Any interpretation, construction, determination, act or failure to act of the Company or the "Committee" (as defined in the SERP(s)) that relates to the SERP(s) and is adverse to Executive shall be subject to de novo review in accordance with
Section 6.9 of this Agreement.

        2.4 Equity-based Compensation. During the Term, the Compensation Committee, in its complete discretion, may select Executive to participate in programs or enter into agreements which provide for the grant of certain equity-based compensation or rights to Executive.

                                     ARTICLE

                            TERMINATION AND SEVERANCE

        3.1 Termination; Nonrenewal. The Company shall have the right to terminate Executive's employment, and Executive shall have the right to resign his employment with the Company, at any time during the Term, for any reason or for no stated reason, upon no less than ninety (90) days prior written notice (or such shorter notice to the extent provided for herein). Upon Executive's termination without "Cause" (as defined in Section 3.2) or resignation for "Good Reason" (as defined in Section 3.3) or upon the Expiration of the Term following the Company's election not to renew this Agreement (in accordance with Section 1.3), Executive shall be entitled to severance as set forth in Section 3.4. Upon Executive's termination for Cause, Executive shall be entitled to severance as set forth in Section 3.7. Upon Executive's resignation without Good Reason, Executive shall not be entitled to severance. Upon the expiry of the term hereof, Executive shall be entitled to severance as set forth in Section 3.4. If Executive's employment is terminated because of a Permanent Disability (as defined in Section 3.5), Executive shall receive the benefits and payments described in Section 3.5.



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


        3.2 Termination For Cause. The Company may terminate this Agreement for Cause following a determination by the Chief Executive Officer that Cause exists. For purposes of this Agreement, Cause shall mean any or all of the following:


               (i) Executive materially fails to perform his duties hereunder;

               (ii) a material breach by Executive of his covenants under Sections 4.1 or 4.2; or

               (iii) Executive is convicted of any felony involving moral turpitude.

               (b) Notwithstanding anything in Section 3.2(a) to the contrary, a termination shall not be for Cause unless (i) the party to whom Executive reports notifies Executive, in writing, of his intention to terminate Executive for Cause (which notice shall set forth the conduct alleged to constitute Cause) (the "Cause Notice"); and (ii) Executive does not cure his conduct within sixty (60) days after the receipt of the Cause Notice. (a)ab Termination for Good Reason. Executive may terminate this Agreement for Good Reason, provided he gives the Company prior written notice that Good Reason exists (the "Good Reason Notice"). For purposes of this Agreement, Good Reason shall mean one or both of the following:

        (1) a material breach of the Agreement by the Company (including, without limitation, one or more of the following without Executive's prior written consent:

               (i) a material diminution of Executive's responsibilities, title, authority or status;

               (ii) the failure of the Company to pay Executive amounts when due under this Agreement;

               (iii) Executive's removal or dismissal from the position of Executive Vice President;

               (iv) Executive no longer is assigned responsibilities by and reports directly to Robert N. Elkins; or

               (v) a reduction in Salary or a material reduction in benefits (other than a reduction in Salary permitted by Section 2.1).


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

        (2) the resignation by Executive within one (1) year of one or both of the following:

               (i) a "Change of Control," as defined in Section 3.3(b); and/or

               (ii) the date the individual who is Chief Executive Officer and Chairman of the Board of the Company as of the Effective Date or the individual who is President of the Company as of the Effective Date ceases to hold such position.

Notwithstanding the foregoing, a termination on account of a reason described in paragraph (1), shall be deemed not to be for Good Reason unless Executive (i) gives the Company the opportunity to cure the condition that purports to be Good Reason, and (ii) the Company fails to cure that condition within sixty (60) days after the receipt of the Good Reason Notice (or, with respect to the failure to make any payment when due to Executive within ten (10) days after the receipt of such notice).

        (b) For purposes of this Agreement, a "Change of Control" shall be deemed to occur if (i) there shall be consummated (x) any consolidation, reorganization or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, including any "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Executive or any group controlled by Executive)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company's outstanding common stock (other than pursuant to a plan or arrangement entered into by such person and the Company) and such person discloses its intent to effect a change in the control or ownership


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

of the Company in any filing with the  Securities  and Exchange  Commission,  or
(iv) within any twenty-four (24) month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death, disability or retirement) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 3.3(b)(iv) unless such election, recommendation or approval was the result of any actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, if the employment agreement of the Company's CEO or President has a change of control provision which is triggered by an earlier event not stated herein, then such event shall also be a Change of Control for purposes of this Agreement.

        3.4 Severance. (a) If Executive resigns for Good Reason, or is terminated without Cause or at the end of the term hereof, or if the Company gives Executive notice of its intention not to extend the Term, in accordance with Article II: (1) the Company shall cause the Executive's outstanding options which are not immediately exercisable to vest and become immediately exercisable and the restrictions on equity held by Executive which are scheduled to lapse solely through the passage of time to lapse (such events collectively referred to as "Acceleration of Equity Rights") and Executive shall have sixty (60) months from the date of termination to exercise any vested options; (2) all amounts allocated to Executive's account(s) under the SERP(s) shall vest; and
(3) the Salary amount for purposes of the calculating Salary and Bonus for the Severance Amount shall be the greater of Executive's current Salary or Four Hundred Fifty Thousand Dollars



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

($450,000). On each Anniversary Date, the adjusted Salary for purposes of this paragraph shall be increased or decreased (but not below Four Hundred Fifty Thousand Dollars ($450,000)) by a percentage which is equal to the percentage increase or decrease, as applicable, in the "Consumer Price Index for All Urban Consumers" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended twelve (12) month period as of the date of such adjustment. Once adjusted, such adjusted amount shall constitute Salary for purposes of this paragraph.

         In addition, the Company shall pay the Executive an amount (the "Severance Amount") equal to three (3) times the sum of (1) his Salary in the year of Termination or the immediately preceding year, whichever is greater; and
(2) the Bonus Amount which shall be the greater of (i) Executive's Bonus in the year of termination; (ii) in the immediately preceding calendar year, whichever is greater; or (iii) 50% of the Salary amount used for severance calculations, whichever is greater. Such Severance Amount shall be payable in cash as follows:

         (x) no later than 10 days after the effective date of the Executive's termination, the Company shall pay Executive one-half (1/2) of the Severance Amount in a lump sum;

         (y) commencing on the first day of the month following the effective date of Executive's termination and on the first day of the month thereafter for a period of eighteen (18) months (or in the event that the payout of severance is a shorter period in the employment agreement of the CEO or President of the Company, then such shorter period shall replace and supersede the 18-month period), the Company shall pay the remaining one-half (1/2) of the Severance Amount to Executive in equal monthly installments;



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

provided, however, that if Executive's employment terminates other than for Cause within one (1) year following a Change of Control, the Company shall, in lieu of the making the payments described in (x) and (y), pay Executive the Severance Amount in one lump sum cash payment within ten (10) days after the effective date of Executive's termination.

         In addition, for a period of three (3) years following the effective date of Executive's termination, the Company shall provide continued employee benefits and coverage for Executive and his dependents of the type and at a level of coverage comparable to the coverage in effect at the time of termination or the preceding year, whichever is greater ("Continued Benefits") including, but not limited to those benefits and perquisites set forth in
Section 2.3 hereof. Such allowances, benefits and coverages, etc., to be not less than those in effect on the Effective Date of Executive's termination or the preceding year, whichever is greater. Notwithstanding the foregoing, if any of the Continued Benefits or other benefits to be provided hereunder have been decreased or otherwise negatively affected within twelve (12) months prior to the effective date of Executive's termination, the reference for measuring such benefit shall be the date prior to such reduction rather than the date of such termination. Furthermore, for a period of five (5) years following the effective date, Executive shall be entitled to receive the Change of Control benefit described in the SERP Plan B, or any additional SERP or successor SERP.

         (b) If Executive is required, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to pay (through withholding or otherwise) an excise tax on "excess parachute payments" as defined in Section 280G of the Code, as amended, the Company shall pay Executive the full amount or amounts that are necessary to place Executive in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code.

         3.5 Termination for Disability. (a) The Company may terminate Executive following a determination by the Chief Executive Officer or President that Executive has a Permanent Disability; provided, however, that no such termination shall be effective (i) prior to the expiration of



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the six (6)  month  period  following  the date  Executive  first  incurred  the condition which is the basis for the Permanent Disability or (ii) if Executive begins to substantially perform the significant aspects of his regular duties prior to the proposed effective date of such termination. For purposes of this Agreement, "Permanent Disability" shall mean Executive's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties, as contemplated by this Agreement, which inability is reasonably contemplated to continue for at least one (1) year from its incurrence and at least ninety (90) days from the effective date of
Executive's  termination.   Any  question  as  to  the  existence,   extent,  or
potentiality of the Executive's Permanent Disability shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, by the person designated in writing by Executive prior to his inability to make such selection, and in the absence of such designation by an adult member of the Executive's immediate family) and reasonably acceptable to the Company.

                  (b) If Executive is terminated because of his Permanent Disability, the Company shall provide for the Acceleration of Equity Rights and, the Company shall, (i) for a period of thirty-six (36) months following the effective date of such termination (the "Disability Period") pay Executive one hundred (100%) percent of his Salary plus Bonus Amount, offset by the amount, if any, paid to Executive under the salary replacement portion of disability benefits paid under a disability plan or policy paid for by the Company; and
(ii) provide him with Continued Benefits during the Disability period.

         3.6 Death or Disability After Termination. Should Executive die or become disabled before receipt of any or all payments to which Executive is entitled to under Section 3.4 (or in the case of Executive's death following his termination on account of Permanent Disability, before receipt of all payments under Section 3.5) then the balance of the payments to which Executive is entitled shall continue to be paid to Executive (in the case of his disability) or to the executors or


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

administrators of Executive's estate (in the event of Executive's death); provided, however, that the Company may, at any time within its discretion, accelerate any payments and pay Executive or his estate the present value of such payments in a lump sum cash payment. For purposes of determining the present value under this Section 3.6, the interest rate shall be the prime rate of Citibank, N.A.

         3.7 Termination for Cause. If Executive is terminated for Cause during the Term of this Agreement or within one (1) year of a Change of Control or thereafter, the Company shall pay Executive a severance amount equal to the sum of (1) his Salary in the year of Termination or the immediately preceding year, whichever is greater; and (2) the Bonus Amount which shall be the greater of (i) Executive's Bonus in the year of termination or (ii) in the immediately preceding calendar year, whichever is greater, payable in equal monthly installments for twelve (12) months. Executive shall also receive Continued Benefits for a period of 12 months.

                                   ARTICLE IV

                           COVENANTS OF THE EXECUTIVE

        4.1 Confidential Information. In connection with his employment at the Company, Executive will have access to confidential information consisting of some or all of the following categories of information:

        (a) Financial Information, including but not limited to information relating to the Company's earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Company or generally, or to particular products, services, geographic areas, or time periods;

        (b) Supply and Service Information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company details of which are not generally known;

        (c) Marketing Information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales



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forecasts,  advertising  formats and methods or results of marketing  efforts or information about impending transactions;

         (d) Personnel Information, including but not limited to information relating to employees' personnel or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignation, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

         (e) Customer Information, including but not limited to information relating to past, existing or prospective customers' names, addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company, status of customers' accounts or credit, or related information about actual or prospective customers as well as customer lists.

         All of the foregoing are hereinafter referred to as "Trade Secrets." The Company and Executive consider their relation one of confidence with respect to Trade Secrets. Therefore, during and after the employment by the Company, regardless of the reasons that such employment ends, Executive agrees:

         (aa) To hold all Trade Secrets in confidence and not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to Executive's employment by the Company;

          (bb) To use the Trade Secrets only in furtherance of proper employment related reasons of the Company to further the interests of the Company;

         (cc) To take all reasonable actions that the Company deems necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Company's interest in the Trade Secrets; and

         (dd) That any of the Trade Secrets, whether prepared by Executive or which may come into Executive's possession during Executive's employment hereunder, are and remain the property of the Company and its affiliates, and all such Trade Secrets, including copies thereof, together with all other property belonging to the Company or its affiliates or used in their respective businesses, shall be delivered to or left with the Company.

         This Agreement does not apply to (i) information that by means other than Executive's deliberate or inadvertent disclosure becomes known to the public; (ii) disclosure compelled by judicial or administrative proceedings provided Executive affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment; and (iii) information



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

independently developed by Executive, the development of which was not a breach of this Agreement.

         4.2  Non-Competition.  (a) During the Term and for a period of eighteen
(18) months thereafter (or in the event of the termination of Executive's employment under any provision herein within one (1) year after a Change of Control or Executive's termination for cause, for a period of one (1) year thereafter), Executive agrees that he will not, without the express written consent of the Company, for Executive or on behalf or any other person, firm, entity or other enterprise (i) directly or indirectly solicit for employment or recommend to any subsequent employer of Executive the solicitation for employment of any person who, at the time of such solicitation is employed by the Company or any affiliate thereof, (ii) directly or indirectly solicit, divert, or endeavor to entice away any customer of the Company or any affiliate thereof, or otherwise engage in any activity intended to terminate, disrupt, or interfere with the Company's or any affiliate's relationship with a customer, supplier, lessor or other person, or (iii) be employed by, be a director, officer or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with,


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


any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in the business of owning, operating or managing any (1) healthcare facility or business, including but not limited to, any subacute healthcare facility, rehabilitation hospital, rehabilitation services provider, nursing home, or home health care business, or
(2) any other business similar to a business which is or was owned, operated or managed by the Company during the Term or during the period that this Section
4.2 shall apply to Executive, unless such business comprises (and has during the preceding twelve (12) month period comprised) less than five percent (5%) of the Company's gross revenues; and, in the case of any facility or business described, in either case, which competes with any such type of facility or business then operated by the Company or any of its subsidiaries.


          This provision shall not be construed to prohibit Executive from owning up to 10% of the outstanding voting shares of the equity securities of any company whose common stock is listed for trading on any national securities exchange or on the NASDAQ System or serving as a director or advisor to the board of directors of any company. The provisions of this Section 4.2 shall only apply to businesses and operations located in, or otherwise conducted in, the United States.

         4.3 Remedies for Breach of Article IV. In the event that Executive materially violates the covenants contained in this Article IV, after his termination of employment under circumstances which entitle him to payments or benefits under Section 3.4, the Company may, at its election, upon ten

(10) days' prior notice, terminate the Severance Period and cease providing Executive with such payments and benefits. In addition, Executive acknowledges and agrees that the amount of damages in the event of Executive's breach of this
Article IV will be difficult, if not impossible, to ascertain. Executive therefore agrees that the Company, in addition to, and without limiting any other remedy or right it may have, shall have the right to an injunction enjoining any breach of the covenants made by Executive in this Article IV.

                                    ARTICLE V

                            AMENDMENT AND ASSIGNMENT

          5.1 Right of Executive to Assign. Executive may not assign, transfer, pledge or hypothecate or otherwise transfer his rights, obligations, interests and benefits under this Agreement and any attempt to do so shall be null and void.

          5.2 Right of Company to Assign. This Agreement shall be assignable and transferable by the Company and any such assignment or transfer shall inure to the benefit of and be binding upon Executive, Executive's heirs and personal representatives, and the Company and its successors and assigns. Executive agrees to execute all documents necessary to ratify and effectuate such assignment. An assignment of this Agreement by the Company shall not release the Company from its monetary obligations under this Agreement.

          5.3 Amendment/Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by both parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

                                   ARTICLE VI

                                     GENERAL

          6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Maryland.

          6.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

          6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes the Prior Agreement and all other prior agreements, either oral or written, between the parties hereto; provided, however, that this Agreement does not supersede any agreements pertaining to stock options which have been granted as of the Effective Date, except to the extent that any such option agreement contains provisions which are contrary to the provisions of this Agreement (including provisions regarding the Acceleration of Equity Rights). In the event of a conflict between the terms of this Agreement and any other agreement or plan, the terms and definitions of this Agreement shall prevail.

          6.4 Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor may any payments provided for under this Section be reduced by any amounts earned by Executive, except as provided in Article IV.

         6.5 Survivorship. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to preserve the rights and obligations of the parties under this Agreement.

         6.6 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be delivered by hand, registered or certified mail with return receipt requested or by a nationally recognized overnight delivery service, in each case with all postage or other delivery charges prepaid, and to the address of the party to whom it is directed as indicated below, or to such other address as such party may specify by giving notice to the other in accordance with the terms hereof. Any such notice shall be deemed to be received (i) when delivered, if by hand, (ii) on the next business day following timely deposit with a nationally recognized overnight delivery service or (iii) on the date shown on the return receipt as received or refused or on the date the postal authorities state that delivery cannot be accomplished, if sent by registered or certified mail, return receipt requested.

       If to the Company:      Integrated Health Services, Inc.
                               10065 Red Run Boulevard
                               Owings Mills, Maryland 21117
                               Attn: Lawrence P. Cirka

      With a Copy to:          Integrated Health Services, Inc
                               10065 Red Run Boulevard
                               Owings Mills, Maryland 21117
                               Attn:  General Counsel

     If to Executive:          C. Taylor Pickett
                               =============================

          6.7 Indemnification. The Company agrees to maintain Director's and Officer's liability insurance at a level not less than the level in effect on the Effective Date, or to the extent such level is increased during the Term, at such increased level; provided, however, that the level of insurance may be decreased with Executive's written consent. To the extent not covered by such liability insurance, the Company shall indemnify and hold Executive harmless to the fullest extent permitted by

Delaware law against any judgments, fines, amounts paid in settlement and reasonable expenses (including reasonable attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against Executive as a result of his serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in effect during the Term and thereafter and shall be in addition to and not in lieu of any other indemnification rights Executive may otherwise have.

          6.8 Attorney's Fees. Upon presentation of an invoice, the Company shall pay directly or reimburse Executive for all reasonable attorneys' fees and costs incurred by Executive:

               (a) in connection with the negotiation, preparation and execution of this Agreement;

               (b) in connection with any dispute brought by Executive over the terms of this Agreement unless there is a determination that Executive had no reasonable basis for his claim; and

               (c) in connection with any other event indemnifiable by the Company pursuant to insurance coverage or Delaware law in which Executive engages separate representation.

          6.9 Arbitration. Except as otherwise provided in Section 4.3, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Baltimore, Maryland, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company shall pay all costs of the American Arbitration Association and the arbitrator. Each party shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven
(7) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then an arbitrator shall be selected by the American Arbitration Association upon application of either party. Notwithstanding the foregoing, Executive shall be entitled to seek specific performance from a court of the Executive's right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Company shall have the right to obtain injunctive relief from a court.

          6.10   Severability.   No   provision   in  this   Agreement  if  held
unenforceable shall in any way invalidate any other provisions of this Agreement, all of which shall remain in full force and effect.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and the Executive has hereunto set the Executive's hand on the day and year first above written.

COMPANY                                              EXECUTIVE

Integrated Health Services, Inc.
a Delaware corporation



By:____________________________             ____________________________________
Name:_________________________              C. Taylor Pickett
Title:__________________________